FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-01

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Thursday, February 6, 2025 2:23 PM
Subject:	BANK5 2025-5YR13 - PUBLIC CMBS **XA PRICING DETAILS**

BANK5 2025-5YR13 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2025-5YR13

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, BofA Securities, Inc., WELLS FARGO SECURITIES, LLC, MORGAN STANLEY & CO. LLC
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	FITCH/KBRA/MOODYS
OFFERING TYPE :	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (F/K/M)	SIZE ($MM)	~PROCEEDS ($MM)	SPREAD	COUPON	YIELD	$PX
XA	AAA/AAA/Aaa	490.165	22.279+	J+15	1.0617	4.3993	4.54533

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$737,090,260
NUMBER OF LOANS :	31
NUMBER OF PROPERTIES :	59
WA CUT-OFF LTV :	57.4%
WA MATURITY LTV :	57.2%
WA U/W NCF DSCR :	1.81x
WA U/W NOI DEBT YIELD :	12.9%
TOP TEN LOANS % :	64.7%
WA TERM TO MATURITY (MOS) :	60
WA REMAINING AMORTIZATION TERM (MOS) :	359
WA SEASONING (MOS) :	1

TOP 5 PROPERTY TYPES :	HOSPITALITY (27.4%), OFFICE(20.4%), RETAIL(19.2%), SELF STORAGE (13.5%), MIXED USE(7.9%)

TOP 5 STATES :	NY (32.4%), CA (18.2%), VA (9.1%), NC (8.5%), IN (8.5%)

LOAN SELLERS :	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (21.0%), BANK OF AMERICA, NATIONAL ASSOCIATION (30.6%), WELLS FARGO BANK, NATIONAL ASSOCIATION (24.9%) and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (23.4%)

U.S. RISK RETENTION :	JPMCB IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION REQUIREMENT VIA RETENTION OF AN “ELIGIBLE VERTICAL INTEREST” BY JPMCB, BANK OF AMERICA, WELLS FARGO AND MORGAN STANLEY.

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER :	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER :	K-STAR ASSET MANAGEMENT LLC
OPERATING ADVISOR :	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER :	KKR CMBS IIII AGGREGATOR CATEGORY 2 L.P. (OR AN AFFILIATE)

DOCUMENTS & TIMING
TERM SHEET & ANNEX A :	ATTACHED
PRELIMINARY PROSPECTUS :	ATTACHED
ANTICIPATED PRICING :	PRICED
ANTICIPATED SETTLEMENT :	ON OR ABOUT FEBRUARY 25, 2025

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

MICHAEL CASH 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

HARRIS RENDELSTEIN 212-834-6737

RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

BOFA CMBS BANKING CONTACTS

LELAND BUNCH 646-855-3953

DANIELLE CALDWELL 646-855-3421

WELLS FARGO CMBS SYNDICATE CONTACTS

CHRISTIE TINTLE 704-410-3008

DANIEL BOXER 704-410-3008

WELLS FARGO CMBS BANKING CONTACTS

A.J. SFARRA 212-214-5613

BRIGID MATTINGLY 312-269-3062

SEAN DUFFY 312-827-1518

MS CMBS SYNDICATE & STRUCTURING CONTACTS

NISHANT KAPUR 212-761-1483

JAS SINGH 212-761-9099

MS CMBS BANKING CONTACTS

JANE LAM 212-761-3507

JARED SMITH 212-761-3075

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